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                                                                    EXHIBIT 10.1


                            ASSET PURCHASE AGREEMENT

                                      AMONG

                         FLEXTRONICS DESIGN S.D., INC.,

                              DNA ENTERPRISES, INC.

                                       AND

                        TERAFORCE TECHNOLOGY CORPORATION

                                JANUARY 11, 2002



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                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made as of January 11, 2002 (the "AGREEMENT DATE"), by and among Flextronics Design S.D., Inc., a California corporation ("BUYER"), TeraForce Technology Corporation, a Delaware corporation ("SHAREHOLDER") and DNA Enterprises, Inc., a Texas corporation and wholly-owned subsidiary of Shareholder ("COMPANY").


                                    RECITALS

         A. Company is engaged in the business of providing engineering and design services for the telecommunications market and other technology businesses (such business is hereinafter referred to as the "BUSINESS").

         B. Company desires to sell to Buyer, and Buyer desires to purchase from Company, all of the assets (including customer lists, technology, software, contracts and intellectual properties) of Company related to the Business on the terms and conditions set forth in this Agreement (the "ACQUISITION").

         C. Concurrently with the execution of this Agreement, Buyer and Shareholder are executing a Design Services Agreement in the form attached hereto as Exhibit A (the "DESIGN AGREEMENT").

         D. Concurrently with the execution of this Agreement, Buyer is executing Employment and Noncompetition Agreements (the "EMPLOYMENT AND NONCOMPETITION AGREEMENTS") with each of the key employees identified in Exhibit B (the "KEY EMPLOYEES").

         NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, Buyer, Shareholder and Company hereby agree as follows:

1. PURCHASE AND SALE OF ASSETS.

         1.1 Agreement to Sell and Purchase Assets. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants set forth in this Agreement, Company agrees to sell, assign, transfer and convey to Buyer at the Closing (as defined in Section 2.4 below), and Buyer agrees to purchase and acquire from Company at the Closing, all of Company's right, title and interest in and to all of the Assets (as defined below). The Assets will be sold, assigned, transferred and conveyed to Buyer on the Closing Date (as defined in Section 2.4 below), free and clear of all mortgages, pledges, liens, licenses, rights of possession, security interests, restrictions, encumbrances, charges, title retention, conditional sale or other security arrangements and all claims or agreements of any nature whatsoever (collectively "ENCUMBRANCES") other than the Assumed Liabilities. The Acquisition will be structured to be taxable for U.S. federal income tax purposes and to provide Buyer with a basis in the Assets equal to $2,800,000.



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         1.2 Assets Defined. As used in this Agreement, the term "ASSETS" means, collectively, all of the tangible and intangible assets, rights and properties owned by or licensed or leased to Company which are used in or with respect to the Business wherever situated, as the same exists on the Closing Date, which include without limitation the following (but which will exclude any Excluded Assets):

                  (a) The Business. The Business as a going concern, including without limitation all of its goodwill.

                  (b) Customer Lists, Marketing Information. All of Company's customer lists (whether current or prior) and customer account histories for customers or prospective customers of the Business, including all data regarding such customers, and all other marketing, promotional and sales information, whether stored in written form, magnetic or electronic media or in any other form, that have been or now are related to the Business or that have been or now are used, developed or purchased in connection with the Business (the "CUSTOMER LISTS").

                  (c) Contracts. All rights of Company, and any other person that directly or indirectly controls, is controlled by, or is under common control with Company (each an "AFFILIATE" and collectively, the "AFFILIATES") under (i) all contracts, agreements, engagements, commitments, purchase orders, leases and licenses relating to the Business, including (but not limited to) those listed on Schedule 1.2(c) hereto, (ii) all contracts or agreements between Company or any of its Affiliates and any Employee (as defined in Section 4.15(a)) to the extent that they relate to confidentiality, nondisclosure, assignment of proprietary rights or noncompetition with respect to the Assets or the Business, and (iii) all agreements entered into in the course of operating the Business that generally have expired or been terminated or canceled containing a provision or evidencing an obligation or right relating to an item of Intellectual Property (as defined in Section 4.12) that survives such expiration, termination or cancellation, and all without any obligations of the Company (collectively, the "CONTRACTS").

                  (d) Software and Software Designs. All software products and programs owned, licensed, possessed, developed or under development by Company and used in or, to be used in, the Business, including source and object code versions thereof, in all versions thereof, in any format and for all hardware platforms, software platforms and operating environments including (but not limited to) those described on Schedule 1.2(d), whether or not copyrights have been registered with respect to such software, including all off-the-shelf, commercially available, third-party software products and programs used by Company (collectively, the "SOFTWARE").

                  (e) Software Tools and Environments. All software tools, development tools, testing tools, testing suites and environments owned, licensed, possessed, used, developed or under development by Company and used in or to be used in the Business, including source and object code versions thereof in any format and for all hardware platforms, software platforms and operating environments including (but not limited to) those described on Schedule 1.2(e) (collectively, the "TOOLS") and any other software reasonably necessary to the completion or future development of the Products, Software or Prototypes (as defined below), whether or not copyrights have been registered with respect to such tools.


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                  (f) Documentation. All specifications, requirements, designs, design drawings, schemes, schematics, diagrams, drafts, files, manuscripts, computer stored data, media, diskettes and other documentation depicting or specifying the designs and composition of the Software or Tools all logs or access control mechanisms relating thereto, all documentation, manuals, instructions, descriptions, product literature, marketing literature and other supplemental materials related to, used in connection with or developed for use with, the Software, Tools or Prototypes, including (but not limited to) the documentation described on Schedule 1.2(f), whether or not copyrights have been registered with respect to such documentation (collectively, the "DOCUMENTATION").

                  (g) Prototypes. All prototypes and models of Products, Software or Tools, whether or not finished, all work in process owned by Company and to be used, or potentially to be used, in the Business including (but not limited to) those described on Schedule 1.2(g) (collectively, the "PROTOTYPES").

                  (h) Intellectual Property Rights. All of Company's worldwide rights, claims and interests in or to any and all of the following: (i) all trademarks (whether or not registered), trade names, trade dress, logos, service marks (whether or not registered), all registrations and applications relating to the foregoing, and the goodwill associated therewith and symbolized thereby including (but not limited to) those set forth on Schedule 1.2(i) ("TRADEMARKS"), (ii) all copyrights (whether or not registered), copyright registrations, Moral Rights (as defined in Section 1.3(c)) and works of authorship ("COPYRIGHTS") including (but not limited to) those set forth on
Schedule 1.2(i), (iii) all know-how, processes, technical data, techniques, confidential business information, inventions (whether or not patented or patentable), trade secrets, data bases and rights in data, and other proprietary information, technology and intellectual property rights, and (iv) all Internet domain names including (but not limited to) those set forth on Schedule 1.2(i).

                  (i) Business Records. All logs, books, records, files, supplier lists and files, product component lists, engineering and design drawings, diagrams and other documentation relating to the Business, and all sales literature and sales aids, pictures, negatives, camera ready proofs, product or service catalogs, product or service sheets and documentation, product or service displays, advertising materials, manuals, computer and electronic data processing materials and correspondence relating to the Business, all copies of all sales records relating to the Business, and copies of all Company's business, accounting and financial records and analyses pertaining to the operation of the Business that are not otherwise described in this Section 1.2(j) (the "BUSINESS RECORDS").

                  (j) Tangible Assets. All of Company's personal property and interests therein used in the Business (including, but not limited to, personal computers, furniture and equipment listed on Schedule 1.2(k) hereto) (the "TANGIBLE ASSETS").

                  (k) Accounts Receivable. All accounts receivable of the Business;

                  (l) Prepaid Assets. All of the prepaid assets, including prepaid software maintenance fees, of the Business listed on Schedule 1.2(l) (the "PREPAID ASSETS").



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                  (m) Inventory. All inventories of raw materials, equipment, finished goods inventory with respect to the Products and marketing and product literature that are related to or used, developed or purchased in connection with the Business and all work in process, components and spare parts related thereto owned by Company and its Affiliates or Subject to open purchase orders, which are used, developed or purchased in connection with the Business and the Products (collectively, the "INVENTORY").

                  (n) Permits. All licenses, permits, authorizations, certificates, variances, waivers and other approvals from any federal, state, local or foreign governmental, public or self-regulatory body or authority relating to the Assets or the Business to the extent transferable (collectively, the "PERMITS").

                  (o) Trade Name and Domain Name. The exclusive right to use and conduct business under the name "DNA Enterprises, Inc." or any substantially similar name, trademark or variant thereof, the URL "dnaent.com" and the exclusive right for Buyer to hold itself out as the successor to the Business of Company. Shareholder will not be required to change the name of DNA Enterprises, Inc. and will retain limited rights to this name solely to pursue and defend any claims arising prior to the Closing.

                  (p) Other Assets and Rights. All (i) other assets (and related rights) acquired, developed or used in connection with the Business currently or previously, except to the extent that any of such assets are Excluded Assets (defined in Section 1.3 below), and (ii) all warranties and representations made to Company or its Affiliates by third parties with respect to any of the Assets or the Business, all rights, remedies, set-offs, allowances, rebates, discounts and credits granted to Company or its Affiliates with respect to any Asset or the Business, together with any and all claims, causes of action and rights of Company or its Affiliates existing previously, now or hereafter with respect to any of the Assets or the Business.

         To the extent that any tangible or intangible assets or rights are discovered or identified at any time after the Closing Date which, pursuant to this Agreement, constitute Assets and should have been transferred to Buyer, Company shall immediately transfer and promptly deliver them (or cause them to be delivered) to Buyer without additional payment.

         1.3 Excluded Assets. Assets will not include any of the items described in Section 1.2 and specifically listed in Schedule 1.3 related to the business currently conducted by the Shareholder's wholly-owned subsidiary DNA Computing Solutions, Inc. Notwithstanding anything in this Agreement to the contrary, Buyer reserves the right to decline to purchase certain assets. Any assets that Buyer declines to purchase, or which the parties otherwise agree will not be transferred, will be described in Schedule 1.3 (the "EXCLUDED ASSETS").

         1.4 Asset Transfer; Passage of Title; Delivery.

                  (a) Title Passage. Upon the Closing, title to all of the Assets shall pass to Buyer, and Company shall deliver to Buyer possession of all of the Assets and shall further deliver to Buyer proper assignments, conveyances and bills of sale sufficient to convey to Buyer good and marketable title to all the Assets, free and clear of all Encumbrances, as well as such other instruments of conveyance as counsel for Buyer may reasonably deem necessary or


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desirable (both at and after the Closing) to effect or evidence the transfers contemplated hereby. In addition, Company shall obtain for and on behalf of Buyer a waiver of any Moral Rights (as defined below) with respect to the Intellectual Property. For the purposes of this Agreement, "MORAL RIGHTS" means any right to claim authorship of a work, any right to object to or prevent any distortion or other modification of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right."

                  (b) Delivery of Assets. On or before the Closing, Company shall, at its expense, deliver the Assets to Buyer at Buyer's principal place of business or at such other location and times and by such other means as are agreed by the parties. Upon the request of Buyer, Company will transfer electronically all Assets, which are transferable in electronic form.

2. PURCHASE PRICE; PAYMENTS.

         2.1 Purchase Price.

                  (a) The aggregate purchase price for the Assets will be $2,800,000 (the "CLOSING ACQUISITION Consideration"), provided that the value of the Assets at the Closing determined by U.S. generally accepted accounting principles ("GAAP") and based on the valuation principles set forth in subsection (b) below (the "ASSETS PURCHASE PRICE") is not less than $400,000. At the Closing, the Buyer will pay the Company the Closing Acquisition Consideration, less (i) the value of the Assumed Liabilities; and less (ii) One Million Dollars ($1,000,0000) (the "DESIGN AGREEMENT RETAINER") and less (iii) One Hundred Forty Thousand Dollars ($140,000) (the "HOLDBACK AMOUNT"), and less
(iv) the amount of any decrease in the Assets Purchase Price below $400,000. The final Acquisition Consideration (the "FINAL ACQUISITION CONSIDERATION") shall be calculated upon the closing of the books of Company and the preparation of the closing balance sheet, including the calculation of the Assets Purchase Price and the valuation of the Assumed Liabilities (the "CLOSING BALANCE SHEET"), no later than 90 days from the closing. Any amounts due to either party as a result of any difference between the Closing Acquisition Consideration and the Final Acquisition Consideration shall be paid within 15 days of the closing of the books. The Holdback Amount will be paid to the Company on the six-month anniversary of the Closing, subject to any claims by Buyer for damages or losses resulting from Excluded Liabilities (as hereinafter defined) or breaches of the representations, warranties and covenants herein contained. The Design Agreement Retainer will be retained by Buyer in accordance with the terms and conditions of the Design Agreement.

                  (b) The valuation principles to be applied to the Purchased Assets are as follows:

                           (i) In general, all revenues, costs, expenses and
risks related to the business referable or attributable to the period prior to the Closing shall be for the account of DNA and all revenues, costs, expenses and risks related to the business referable or attributable to the period after the closing shall be for the account of Flextronics.



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                           (ii) The value of the Purchased Assets will be the
net book value excluding any items that have no value when the assets are transferred (e.g., installation, training and freight-in).

                           (iii) Inventory (including work-in-process) that is
usable (as supported by a non-cancelable purchase order) within 180-days will be purchased at net book value. Inventory for which there is no future demand (obsolete inventory) will not be purchased. Inventory (including work-in-process) usable in excess of 180-days will be purchased as-needed.

         2.2 Allocation of Final Acquisition Consideration; Withholding. The Final Acquisition Consideration shall be allocated to the Assets in the manner set forth on Schedule 2.2 attached hereto (the "ALLOCATION SCHEDULE") and will be in compliance with and accord with Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE") and the Treasury Regulations thereunder. For all tax purposes, Buyer and Company agree to report the transactions contemplated in this Agreement in a manner consistent with the Allocation Schedule, and will not take any position inconsistent therewith in any tax return, in any refund claim, in any litigation or otherwise. Nothing herein contained shall impose on either party the duty or obligation to contest any action, which the IRS or any other taxing authority may take or any adjustment or change in such allocation which the IRS or any other taxing authority may make or propose. Company and Buyer shall each be responsible for the preparation of their own Form 8594 and other applicable forms in accordance with the applicable tax laws, and each shall execute and deliver to each other such statements and forms as are reasonably requested by the other party. To the extent required by applicable law, Buyer will withhold any applicable taxes or withholding amounts from any payments made under this Agreement.

         2.3 Further Assurances. Company and Shareholder agree that if, at any time after the Closing, Buyer considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect, confirm or continue in Buyer title to any Assets as provided herein, Buyer and any of its officers are hereby authorized by Company and the Shareholders to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect, confirm or continue title to such Assets rights in the Buyer and otherwise to carry out the purposes of this Agreement, in the name of Company and Shareholder or otherwise.

         2.4 Closing. Subject to termination of this Agreement as provided in
Section 11, the consummation of the purchase and sale of the Assets contemplated hereby (the "CLOSING") will take place on the second business day after the date on which all the conditions to Closing have been satisfied or waived, or at such other place, time and date, or by such other means of exchanging documents, as Company and Buyer may mutually agree, but in no event later that January __, 2002 (the "CLOSING DATE").

3. OBLIGATIONS ASSUMED.

         3.1 Liabilities. Buyer agrees, upon consummation of, and effective as of, the Closing, to assume those (and only those) liabilities of Company expressly listed below in this Section 3.1 (collectively, the "ASSUMED LIABILITIES"):



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                  (a) The obligations of Company arising from and after the
Closing under those (and only those) Contracts specifically listed in Schedule 1.2(c), other than obligations arising from any breach or default of any of such Contracts by Company that occurred (or arose from facts occurring) prior to the Closing; and

                  (b) Subject to the provisions of Section 12, all liabilities of Buyer arising after the Closing Date with respect to the conduct of the Business and use or ownership of the Assets by Buyer.

                  (c) All liabilities and obligations of the Company with respect to the Transferred Employees expressly assumed by the Buyer in accordance with Section 10 hereof, including, but not limited to: (a) any pre-closing liability relating to a Transferred Employee that Buyer is required by law or otherwise to assume (other than recognizing seniority for calculating Time-Off Eligibility (as defined in Section 10)), (b) the value of (i) any new Buyer options that Buyer may be required to grant to Transferred Employees following the closing, (ii) the in-the-money amount of any unvested Company options or other equity instrument granted by Company to Transferred Employees, directors or consultants and (iii) the value of any in-the-money vested Company options, including those options which will have their vesting accelerated as a result of the Acquisition granted by Company to Transferred Employees.

         3.2 Liabilities and Obligations Not Assumed. Except as expressly set forth in Section 3.1 above, Buyer shall not assume or become obligated in any way to pay any liabilities, debts or obligations of Company or of the Business whatsoever, including but not limited to any liabilities or obligations now or hereafter arising from or with respect to, the sale of any products or services of Company that occurred prior to the Closing, any assignment or transfer fees required by any Software licensor in connection with the transfer of the Software to Buyer, commissions, fees, investment banker or broker fees payable to any other party in connection with the Acquisition, prepayment penalties or premiums on debt, any overdrafts or bank debt, any accounts payable, the termination by Company of the employment of any current or future employees of Company or any of its Affiliates, any other claims brought against Company arising from Company's employment of any person, any duties or obligations under any existing or future Employee Plans (as such term is defined in Section 4.15) or other employee benefit plans of Company or any of its Affiliates, any present or future obligations or liabilities of Company or any of its Affiliates to existing or future employees of Company or any of its Affiliates under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Federal Worker Adjustment and Retraining Notification Act ("WARN") or any severance or bonus pay obligations of Company or any of its Affiliates or any obligations or liabilities or arising from any breach or default by Company of any contract, agreement or commitment of Company (including but not limited to the Contracts) that occurred (or arose from facts occurring) prior to the Closing. All liabilities, debts and obligations of Company not expressly assumed by Buyer hereunder are hereinafter referred to as the "EXCLUDED LIABILITIES".

         3.3 No Obligations to Third Parties. The execution and delivery of this Agreement shall not be deemed to confer any rights upon any person or entity other than the parties hereto, or make any person or entity a third party beneficiary of this Agreement, or to obligate the parties to any person or entity other than the parties to this Agreement. Assumption by Buyer of any liabilities or obligations of Company under Section 3.1 shall in no way expand the rights or



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remedies of third parties against Buyer as compared to the rights and remedies such parties would have against Company if the Closing were not consummated.

4. REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE SHAREHOLDER.

         The Company and Shareholder each represents and warrants to Buyer that, except as set forth in the letter addressed to Buyer from Shareholder and Company and dated as of the Agreement Date, including all schedules thereto (which, subject to Section 13.15, shall specifically reference the Sections of this Agreement to which the specific items of disclosure therein constitute an exception) which has been delivered by Shareholder and Company to Buyer concurrently with the parties' execution of this Agreement (the "DISCLOSURE LETTER"), each of the representations, warranties and statements contained in this Section 4 is true and correct.

         For purposes of this Agreement, the statements contained in the Disclosure Letter shall also be deemed to be representations and warranties made and given by Company and Shareholder under Section 4 of this Agreement. For purposes of this Agreement, the term "KNOWLEDGE," when used with reference to
(a) an individual, means the actual knowledge after reasonable inquiry of such individual, or (b) a person that is not an individual, means the collective actual knowledge of the officer(s) or legal or financial personnel of such party who bear the management responsibility with respect to the Subject matter to which such knowledge applies after reasonable inquiry of such officer(s), directors or legal or financial personnel of such party. "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT," when used with reference to any entity or group of related entities, means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events or changes are inconsistent with the representations or warranties made by such party in this Agreement) that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), properties, assets, employees, business, prospects or results of operations of such entity, taken as a whole; provided, that in no event shall a Material Adverse Change or Material Adverse Effect be deemed to include changes in the price of Shareholder's securities quoted on any applicable securities market.

         4.1 Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas . Company has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted by Company and is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary. Company has delivered to Buyer true and correct copies of the currently effective Certificate of Incorporation and Bylaws of Company, each as amended to date. Company is not in violation of its Certificate of Incorporation or Bylaws.

         4.2 Power, Authorization and Validity; Capitalization.

                  (a) Company has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements and documents to which Company is or will be a party that are required to be executed pursuant to this Agreement (the



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"COMPANY ANCILLARY AGREEMENTS"). The execution, delivery and performance by
Company of this Agreement and each of the Company Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate action on the part of Company. Shareholder has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements and documents to which Shareholder is or will be a party that are required to be executed pursuant to this Agreement (the "SHAREHOLDER ANCILLARY AGREEMENTS").

                  (b) No filing, authorization, consent or approval, governmental or otherwise, or filing with any governmental or other authority or court is necessary to enable Company and Shareholder to enter into, and to perform their respective obligations under, this Agreement, the Company Ancillary Agreements or the Shareholder Ancillary Agreements.

                  (c) This Agreement has been duly executed and delivered by Company and Shareholder. This Agreement and the Company Ancillary Agreements are (or, in the case of the Company Ancillary Agreements, when executed by Company, will be) valid and binding obligations of Company enforceable against Company in accordance with their respective terms, subject only to the effect, if any, of
(i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. This Agreement and the Shareholder Ancillary Agreements are (or, in the case of the Shareholder Ancillary Agreements, when executed by the Shareholder, will be) valid and binding obligations of the Shareholder enforceable against the Shareholder in accordance with their respective terms, subject only to the effect, if any, of
(i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                  (d) The Shareholder owns all outstanding securities of the Company.

         4.3 Subsidiaries. Company does not have any Subsidiaries or any equity or ownership interest, direct or indirect, in, or loans to, any corporation, partnership, joint venture, limited liability company or other business entity. "SUBSIDIARY" of an entity means a corporation or other business entity in which such entity owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such entity.

         4.4 No Violation of Certificate of Incorporation or Existing Agreements. Neither the execution and delivery of this Agreement nor any of the Company Ancillary Agreements by Company, nor the consummation of any of the transactions provided for herein, will (a) conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under any provision of the Certificate of Incorporation or Bylaws of Company, as currently in effect, (b) conflict with, violate, constitute a default under, result in a termination, acceleration or breach of, provide any party with any right of termination or acceleration or any other material rights or remedies under (in each case with or without notice or lapse of time, or both), or require the consent of any party under, any instrument, contract, agreement, permit, mortgage, license, franchises, leases, letter of intent or commitment (whether verbal or in writing) to which Company is a party or by which Company's assets are bound and will not have any Material Adverse Effect upon any such rights, instruments, contracts, agreements, permits, mortgages, licenses, franchises, leases, letters of



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intent or commitments pursuant to the terms of those agreements, or (c) conflict with, violate or breach any judgment, writ, decree, order, statute, rule or regulation applicable to Company, or Company's assets or properties. None of the bulk sales, bulk transfer or similar provisions under the laws of the commercial code of any state apply to the transactions contemplated by this Agreement and the Company Ancillary Agreements.

         4.5 Litigation. There is no action, proceeding, suit, arbitration, mediation, claim, or investigation pending or, to Company's and the Shareholder's knowledge, threatened against Company (or against any officer, director, employee or agent of Company in their capacity as such or relating to their employment, services or relationship with Company) before any court or administrative agency that might reasonably be expected to affect the Business, the Assets, the Assumed Liabilities or the Transferred Employees or result, either individually or in the aggregate, in any material adverse change in the value, condition or status of the Business, the Assets or Assumed Liabilities, nor is Company nor any Shareholder aware of any reasonable basis therefor. There is no judgment, decree, injunction, rule or order of any court, governmental authority or arbitrator outstanding against Company or any of its Subsidiaries. There is no basis for any person, firm, corporation or entity to assert a claim against Company (or against Buyer or Buyer as a successor in interest to Company) based upon Company's entering into this Agreement or any Company Ancillary Agreement or consummating the Acquisition or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement. Company has not, nor does Company intend to, initiate any claim, action, suit or proceeding that might affect the Business, the Assets, the Assumed Liabilities or the Transferred Employees.

         4.6 Company Financial Statements. Company has delivered to Buyer its unaudited balance sheet as of November 30, 2001 (the "BALANCE SHEET") and its unaudited income statement for the eleven-month period then ended (collectively, the "FINANCIAL STATEMENTS"), a copy of each of which is included as Schedule 4.6 to the Disclosure Letter. The Financial Statements (a) are derived from and are in accordance with the books and records of Company, (b) present fairly and accurately the financial condition of Company at the respective dates specified therein and the results of operations for the respective periods specified therein in conformity with GAAP applied on a consistent basis, and (c) have been prepared in accordance with GAAP applied on a basis consistent with prior periods except for the absence of any notes thereto. Company has not incurred any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those set forth in the Financial Statements, (ii) those incurred after November, 2001 (the "BALANCE SHEET DATE") in the ordinary course of Company's business, consistent with past practice that are not material in amount either individually or collectively and do not result from any breach of contract, tort or violation of law, provided that if such debt, liability or obligation was incurred before the Balance Sheet Date, it is not required under GAAP to be set forth in the Financial Statements, and (iii) liabilities incurred pursuant to this Agreement or with the prior written consent of Buyer. To the knowledge of Company and the Shareholder, there are no circumstances, conditions, events or arrangements that may reasonably be expected to hereafter give rise to any liabilities of the Business, other than liabilities arising in the ordinary course of business consistent with past practice. There are no liabilities relating to the Business for breach of contract, breach of warranty, tort or infringement not specifically disclosed in any schedules hereto or to the Disclosure Letter. There has been no change in Company's accounting policies other than as specifically described in the notes to the Financial Statements. All reserves established by Company that are set forth in or reflected in the Balance Sheet are adequate.

         4.7 Tax Matters.

                  (a) For purposes of this Agreement, the following terms shall have the following meanings:

                           (i) "TAX" or "TAXES" means all taxes, charges, fees,
levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

                           (ii) "TAX RETURNS" means all reports, returns,
declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

                           (iii) "TAX AUTHORITY" means any body, entity, or
group of persons with jurisdiction over or responsibility for any matters relating to Taxes.

                  (b) Company has filed on a timely basis all Tax Returns that were required to be filed by Company prior to the date of this Agreement and Company will timely file all Tax Returns required to be filed on or prior to the Closing Date and all such Tax Returns were, or will be, complete and accurate in all material respects. Company has paid on a timely basis all Taxes that were due and payable, have made all necessary estimated Tax payments, and have no liability for Taxes in excess of the amount so paid. The unpaid Taxes of Company for tax periods through the date hereof do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) in the Financial Statements. Company does not have any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included Company during a prior period) other than Company. All Taxes that Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Tax Authority.

                  (c) The federal income Tax Returns of Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in
Schedule 4.7 to the Company Disclosure Schedule. No examination or audit of any Tax Return of Company by any Tax Authority is currently in progress or, to the knowledge of Company, threatened or contemplated. Company has not been informed by any jurisdiction that the jurisdiction believes that Company was required to file any

Tax Return that was not filed. Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

                  (d) Company: (i) is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of Company are subject to an election under Section 341(f) of the Code; (ii) has not made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; or (iii) does not have any actual or potential liability for any Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise.

                  (e) No tax liens have been filed or exist against any Assets.

                  (f) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code.

         4.8 Title to Properties; Condition of Equipment and Tangible Property. The Assets include all property, assets, technology or Intellectual Property, tangible or intangible, agreements and rights necessary for Buyer to operate the Business after the Closing in a manner substantially equivalent to the manner in which Company is currently operating the Business. Company holds good and marketable title to all of the Assets, free and clear of all Encumbrances (other than Permitted Liens as defined below). The term "PERMITTED LIEN" means any mechanics', carriers', workers' and other similar liens arising in the ordinary course of business. Title to all the Assets is freely transferable from Company to Buyer without obtaining the consent or approval of any person, except such consents and approvals as are listed in Schedule 4.4 of the Disclosure Letter. The Customer Lists and Business Records are complete and accurate in all material respects. Since December 1, 2000, neither Company nor any of its Affiliates has disposed of or terminated any assets (including any that would otherwise fall within the definition of Assets), property, technology or Intellectual Property, agreements or rights related to or used in the Business except in the ordinary course of business. All Tangible Assets are located at the facilities of Company. Schedule 1.2(k) hereto sets forth a true, complete and accurate description of each item, or each group of like items (stating the number), of the Tangible Assets. The Tangible Assets are (a) suitable for the uses to which they are currently employed, (b) in good operating condition and repair, ordinary wear and tear excepted (c) regularly and properly maintained,
(d) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice, (e) free from any material defects and are adequate and sufficient for all current operations of the Business.

         4.9 Absence of Certain Changes. Since the Balance Sheet Date, Company has carried on its business in the ordinary course in accordance with the procedures and practices in effect on the Balance Sheet Date, and since the Balance Sheet Date there has not been with respect to Business:

                  (a) any Material Adverse Change;

                  (b) any Encumbrance placed on any Assets or granted with respect to any Assets other than Permitted Liens;

                  (c) any purchase, license, sale or other disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the Assets other than sales of inventory and purchases of raw materials and equipment in the ordinary course of business, consistent with past practice;

                  (d) any material damage, destruction or loss, whether or not covered by insurance, affecting the Assets or the Business;

                  (e) any labor dispute or claim of unfair labor practices;

                  (f) any change with respect to the officers or management or Key Employees of Company ("MANAGEMENT Employees");

                  (g) any material modification of the benefits payable or to become payable to any directors or Employees of Company, or any increase in the compensation payable or to become payable to any employees of Company, or any bonus payment or arrangement made to or with any of such directors or employees, except salary increases (not in excess of ten percent (10%) for any individual who are not officers or directors of Company) in the ordinary course of business consistent with past practice in connection with promotions or annual performance evaluations;

                  (h) any entry into, amendment of, relinquishment, termination or nonrenewal by Company of any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business, consistent with past practice, but in no event involving obligations (contingent or otherwise) of, or payments to, Company in excess of $50,000 individually or in the aggregate;

                  (i) any deferral of the payment of any accounts payable outside the ordinary course of business or in an amount which is material or any discount, accommodation or other concession made outside the ordinary course of business in order to accelerate or induce the collection of any receivable;

                  (j) any material change in the manner in which Company extends discounts, credits or warranties to customers or otherwise does business with its customers;

                  (k) any termination of the employment of a material number of Employees of Company;

                  (l) any license, transfer or grant of a right under any Intellectual Property of Company; or

                  (m) any agreement or arrangement made by Company to do any of the foregoing or to take any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of Company set forth in Section 4 of this Agreement untrue or incorrect as of the date when made.

         4.10 Agreements and Commitments. Except as specifically identified in
Schedule 4.10 to the Disclosure Letter, Company is not a party or subject to any oral or written executory agreement, contract, obligation or commitment that is material to Business, its financial condition, prospects or results of operations, including but not limited to the following:

                  (a) any contract, commitment, agreement, quotation or purchase order providing for payments by or to Company in an aggregate amount of $50,000 or more;

                  (b) any agreement under which Company is licensor of Intellectual Property (as defined in Section 4.11), or under which Company is licensee of any Intellectual Property of any other Person (except for standard "shrink wrap" licenses for off-the-shelf software products);

                  (c) any agreement by Company to encumber, transfer or sell rights in or with respect to any Intellectual Property;

                  (d) any agreement for the sale or lease of personal property involving more than $50,000 per year other than sales of inventory or equipment in the ordinary course of business consistent with past practice;

                  (e) any joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons or the payment of royalties to any other person;

                  (f) any instrument evidencing indebtedness for borrowed money or guarantees thereof;

                  (g) any contract containing covenants purporting to limit Company's freedom to compete in any line of business in any geographic area or that restricts Company from soliciting potential employees, consultants, contractors, suppliers or customers;

                  (h) any agreement of indemnification or warranty, other than standard warranties in connection with the sale of products and/or services in the ordinary course of business, consistent with past practice;

                  (i) any contract providing for development of technology for Company;

                  (j) any contract or agreement for the employment of any officer, Employee or consultant of Company or any other type of contract, agreement or understanding with any officer, Employee or consultant of Company that is not immediately terminable by Company without cost or liability; or

                  (k) any contract for consulting or similar services with a term of more than sixty (60) days and which is not terminable without penalty with notice of sixty (60) days or less.

         A true and complete copy of each agreement, contract, obligation and commitment listed in Schedules 4.10, 4.11 and 4.14 to the Disclosure Letter, and all amendments and schedules thereto (collectively, the "COMPANY AGREEMENTS"), has been delivered to Buyer.

         All Company Agreements (including the Contracts) are valid and in full force and effect. Neither Company nor, to the knowledge of Company and Shareholder, any other party is in breach of or default under any material term of any Company Agreement, nor will Company nor, to Company's and Shareholder's knowledge, any other party be in breach of or default under any such term after giving effect to the Acquisition or the transactions contemplated hereby. To the knowledge of Company and Shareholder, no party to any such Company Agreement intends to cancel, withdraw, modify or amend such Company Agreement.

         4.11 Intellectual Property.

                  (a) Company owns all valid rights, title, license and interest in, or has the right to use, sell, develop, license, copy, distribute, market and dispose of all patent applications, patents, trademark applications, trademarks, service marks, trade names, logos, trade dress, copyright applications, copyrights, mask works, trade secrets, know-how, technology, customer lists, proprietary processes and formulae, technical data, techniques, all source and object code, algorithms, inventions, development tools, confidential business information data and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records and other intellectual property and proprietary rights used in or reasonably necessary or required for the conduct of the Business as presently conducted and as presently proposed to be conducted ("INTELLECTUAL PROPERTY"). Set forth on Schedule 4.11 to the Disclosure Letter is a true and complete list of all copyright, mask work and trademark registrations and applications and all patents and patent applications for Intellectual Property owned by Company and related to the Business. Company is not aware of any material loss, cancellation, termination or expiration of any such registration or patent. The Business does not cause Company to infringe or violate any of the patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, proprietary rights or other Intellectual Property of any other person, and Company has not received any written or oral claim or notice of infringement or potential infringement of the Intellectual Property of any other person. There are no royalties, fees or other payments payable by Company to any person by reason of the ownership, use, license, sale or disposition of the Intellectual Property. Company has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Intellectual Property. Company is not aware of any infringement of any Intellectual Property by any third party. All officers, employees and consultants of Company have executed and delivered an agreement, in the form provided to Buyer, regarding the protection of proprietary information and the assignment to Company of all intellectual property rights arising from the services performed for Company by such persons.

                  (b) All technology or products developed, manufactured, sold, licensed, leased or delivered by Company to customers, and related to the Business and all services provided by Company to customers and, related to the Business, on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties, specifications and documentation and to any representations provided to customers and neither Company has any material liability (and, to Company's knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Company giving rise to any material liability relating to the foregoing contracts) for replacement or repair thereof or other damages in connection therewith.

                  (c) To the knowledge of Company, none of Company's employees, consultants or independent contractors is obligated under any contract, agreement or other commitment, or subject to any judgment, decree or order of any court or administrative agency, that could conflict with the conduct of the Business by Buyer or its Affiliates or that could interfere with the ability of Buyer or its Affiliates to use, license or sell the Assets or carry on the Business. To the knowledge of Company and Shareholder, none of Company's employees, consultants or independent contractors (a) is in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement or any other contract or agreement, or any restrictive covenant relating to the right of any such individual to be employed by Company, or to use trade secrets or proprietary information of others; or (b) has developed any Intellectual Property related to the Business and the Assets that is subject to any agreement under which such individual has assigned or otherwise granted to any third party any rights in or to such Intellectual Property. The conduct of the Business does not require the use of any inventions of any of Company's past or present employees, consultants or independent contractors made prior to their employment by Company and Company is not using any confidential information or trade secrets of any former employer of any past or present employees in connection with the Business.

         4.12 Compliance with Laws. Company has materially complied and will be, as of the Closing Date, in material compliance with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to Company or to the Assets and Business. Company is not in default with respect to, or in violation of any order, judgment, writ, injunction, decree, award, rule or regulation of any court, governmental or regulatory body or arbitrator. Company holds all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required for Company to conduct its present business without any violation of applicable law ("GOVERNMENTAL PERMITS") and all such Governmental Permits are in full force and effect and are listed in Schedule 4.12 to the Disclosure Letter. Company has not received any notice or other communication from any governmental authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

         4.13 Employees.

                  (a) A list of all employees and officers of Company who are directly engaged in the Business (the "Employees") and their current compensation and benefits as of the date of this Agreement is set forth on
Schedule 4.13(a) to the Disclosure Letter.

                  (b) Company is not subject to any collective bargaining agreements. Company has good labor relations, and neither Company nor Shareholder has knowledge of any facts indicating that the consummation of the transactions provided for herein will have a material adverse effect on Company's labor relations.

                  (c) Neither Company nor Shareholder has knowledge that any of the Key Employees, or any significant number of other employees, intends to leave Company's employ. Between November 1, 2001 and the date of this Agreement, no Management Employee or significant number of other employees of Company, has given notice that such employee intends to terminate his or her employment with Company.

                  (d) Company is in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including without limitation, ERISA (as defined below), the Worker Adjustment Retraining and Notification Act, as amended, or any similar state or local law) and has correctly classified employees as exempt employees and non-exempt employees under the Fair Labor Standards Act.

                  (e) Except as set forth in Schedule 4.13(e) to the Disclosure Letter, Company has no employment or consulting contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                  (f) All independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws. All employees of Company are legally permitted to be employed by Company in the jurisdiction in which such employee is employed. Company will have no liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

                  (g) Schedule 4.13(g) to the Disclosure Letter lists each employment, severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance or benefits for employees, consultants or directors which is entered into, maintained or contributed to by Company or any ERISA Affiliate and covers any employee or former employee of Company. Such contracts, plans and arrangements as are described in this Section 4.13 are collectively referred to herein as "EMPLOYEE PLANS". For purposes of this Section 4.13, "ERISA AFFILIATE" shall mean any entity which is a member of: (i) a "CONTROLLED GROUP OF CORPORATIONS", as defined in Section 414(b) of the Code; (ii) a group of entities under "COMMON CONTROL", as defined in Section 414(c) of the Code; or
(iii) an "AFFILIATED SERVICE GROUP", as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company. Company has delivered true and complete copies or descriptions of all the Employee Plans to Buyer.

                  (h) To Company's knowledge, no employee of Company is in material violation of any term of any employment contract or any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by Company or to use trade secrets or proprietary information of others, and to Company's knowledge, the employment of any employee of Company does not subject it to any liability to any third party. Company will not have any liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

                  (i) Except as set forth on Schedule 4.13(i) to the Disclosure Letter, Company is not a party to (i) any agreement with any executive officer or other key employee (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company in the nature of any of the transactions contemplated by this Agreement,
(B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (ii) any agreement or plan, including, without limitation, any stock option plan, any phantom stock plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         4.14 Books and Records. The Business Records (a) are in all material respects true and complete, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Company, and (d) accurately and fairly reflect the basis for the Financial Statements.

         4.15 Environmental, Health, and Safety Matters.

                  (a) Company and its Subsidiaries, predecessors and affiliates have complied and are in compliance with all Environmental, Health, and Safety Requirements. For purposes of this Agreement, the term "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" means all statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         4.16 Product and Service Warranties. Between January 1, 2000 and the date of this Agreement, Company has not experienced any product or service warranty claims materially greater than the same type of claims reflected in the Financial Statements for a comparable period ended November 30, 2001. Company's or any subsidiary's obligations with respect to defects in materials or workmanship in relation to the Business is limited to an obligation to repair or replace the product in question. No product manufactured, developed, sold, licensed, leased or delivered by Company in relation to the Business is subject to any guaranty, warranty or other indemnity beyond Company's applicable standard terms and conditions of sale, lease or licensing (as set forth in the written Company Agreements that Company has delivered to Buyer) or beyond that imposed by law. There is not presently nor has there been since November 30, 2001 any failure or defect in any product sold by Company in relation to the Business that has required, or that may require, a general recall or replacement campaign or similar action with respect to such product or a reformulation or change of such product.

         4.17 Customers; Backlog; Returns and Complaints. Neither Company nor any subsidiary has any outstanding material disputes concerning its goods and/or services with any customer who, in the year ended December 31, 2000 or during the eleven11 months ended November 30, 2001, was one of the ten largest sources of revenues for the Business, based on amounts paid (a "SIGNIFICANT CUSTOMER") and neither Company nor Shareholder has any knowledge of any dissatisfaction on the part of any Significant Customer of the Business. Other than as communicated to Buyer, Company has not received any notice of the intention of any current Significant Customer that such customer will not continue as a customer of the Business after the Closing or that any such customer intends to terminate or materially modify existing Contracts or arrangements with Company.

         4.18 Inventory. The Inventory is of good and merchantable quality and is readily usable and salable in the ordinary course of the Business and fit for the purpose for which it was procured or manufactured and none of which is obsolete, damaged, or defective. The Inventory is and (as of the Balance Sheet Date included in the Financial Statements) was valued at cost (determined on a first-in, first-out basis) or market, whichever is lower. All items included in the Inventory are owned by Company free and clear of all Encumbrances (except Permitted Liens). Company has received a purchase order or other binding commitment from a customer relating to the Inventory, the terms of which require the customer to acquire such Inventory if it is manufactured (or acquired) and delivered in accordance with such sales contracts or purchase orders.

         4.19 Accounts Receivable. The receivables of the Company shown on the balance sheet of Company on the Balance Sheet Date arose in the ordinary course of business consistent with past practice, and have been collected or are collectible in the book amounts thereof. The receivables of Company arising after the Balance Sheet Date and prior to the Closing Date arose or will arise in the ordinary course of business, consistent with past practice, and have been collected or are collectible in the book amounts thereof. None of the receivables of Company is subject to any material claim of offset, recoupment, setoff or counter-claim and neither the Company nor Shareholder has any knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of receivables are contingent upon the performance by Company of any obligation or contract other than normal warranty repair and replacement. No person has any lien on any of such receivables (except Permitted Liens) and no agreement for deduction or discount has been made with respect to any of such receivables.
Schedule 4.19 sets forth an aging of accounts receivable of Company in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns and the amounts of accounts receivable which are subject to asserted warranty claims. Schedule 4.19 sets forth such amounts of accounts receivable which are subject to asserted warranty claims by customers and provides reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.ims made within the last year, including the type and amounts of such claims.

         4.20 Debt. Schedule 4.20 to the Disclosure Letter accurately lists all of Company's indebtedness for money borrowed ("DEBT"), including, for each item of Debt, the interest rate, maturity date and any assets securing such Debt. All Debt may be prepaid at the Closing without penalty under the terms of agreements governing the Debt.

         4.21 Fair Consideration; No Fraudulent Conveyance. The transfer of the Assets to Buyer as contemplated by this Agreement and the Company Ancillary Agreements is made in exchange for fair and equivalent consideration, and Company is not now insolvent and Company will not be rendered insolvent by the sale, transfer and assignment of the Assets as contemplated by this Agreement and the Company Ancillary Agreements. Company is not entering into this Agreement and the transactions contemplated hereby with the intent to defraud, delay or hinder its creditors. The transaction contemplated in this Agreement and the Company Ancillary Agreements will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Company whatsoever to any of the Assets in the hands of Buyer after the Closing.

         4.22 No Brokers. Neither Company nor any affiliate of Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Acquisition or any other transaction contemplated by this Agreement, and Buyer will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of, this Agreement, the Acquisition or any act or omission of Company, any of its employees, officers, directors, shareholders, agents or affiliates.

         4.23 Disclosure. This Agreement, its exhibits and schedules, and any of the certificates or documents to be delivered by Company and the Shareholders to Buyer and Buyer under this Agreement, taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

5. REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer represents and warrants to Company that each of the representations, warranties and statements contained in the following sections of this Section 5 is true and correct as of the date of this Agreement and will be true and correct on and as of the Closing Date.

         5.1 Organization. Buyer is a corporation duly organized and validly existing under the laws of the State of California and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business in each jurisdiction in which such qualification is required.

         5.2 Power, Authorization and Validity.

                  (a) Buyer has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements and documents to which Buyer is or will be a party that are required to be executed pursuant to this Agreement (the "BUYER ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate and shareholder action on the part of Buyer.

                  (b) No filing, authorization, consent or approval, governmental or otherwise, is necessary to enable Buyer to enter into, and to perform their respective obligations under, this Agreement or the Buyer Ancillary Agreements.

                  (c) This Agreement and the Buyer Ancillary Agreements are, or when executed by Buyer will be, valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                  5.3 No Violation of Articles or Existing Agreements. Neither the execution and delivery of this Agreement nor any Buyer Ancillary Agreement, nor the consummation of the transactions contemplated herein or therein, will conflict with or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or Bylaws of Buyer, as currently in effect, or (b) except as would not have a Material Adverse Effect on Buyer, any national, provincial, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Buyer or its assets or properties.

6. PRE-CLOSING COVENANTS OF COMPANY AND THE SHAREHOLDERS.

         6.1 During the period from the date of this Agreement until the Closing, Company (and Shareholder where so specified) covenant to and agree with Buyer as follows:

                  (a) Maintenance of Business. The parties hereto understand and acknowledge that it is their intent to work closely together during the period from the date hereof until the Closing Date. At Buyer's request such cooperation may include joint customer calls and cooperation in setting sales, marketing and manufacturing strategies. In addition, Company will inform Buyer in writing as to Company's entry into any material commitments or obligations.

                  (b) Conduct of Business. Prior to the Closing, Company will continue to conduct the Business in the ordinary course consistent with the manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the foregoing, prior to the Closing, Company will not enter into any transaction or agreement, make any payment, or take any action, out of the ordinary course of business, consistent with its past practice, without the prior written consent of an authorized representative of Buyer, including, without limitation:

                           (i) incur any indebtedness for borrowed money or
guarantee any indebtedness of another person;

                           (ii) enter into any transaction not in the ordinary
course of business, consistent with past practice, or enter into any transaction involving amounts in excess of $50,000, or make any commitment involving an expense of Company or capital expenditure by Company in excess of $50,000, individually or in the aggregate, other than (A) purchases of equipment, inventory and raw materials in the ordinary course of business, consistent with its past practice, and on standard terms and (B) sales of inventory in the ordinary course of business, consistent with past practice, pursuant to existing agreements or pursuant to purchase orders on Company's standard sales terms, as the case may be;

                           (iii) encumber or permit to be encumbered any of the
Assets or otherwise increase the Company's indebtedness;

                           (iv) sell, transfer or dispose of any of the Assets,
except sales of inventory in the ordinary course of business, consistent with past practice, pursuant to existing agreements or pursuant to purchase orders on Company's standard sales terms, as the case may be;

                           (v) fail to maintain Tangible Assets in good working
condition and repair according to the standards it has maintained to the date of this Agreement, Subject only to ordinary wear and tear;

                           (vi) pay or enter into any agreements to pay any
bonus, royalty, increased salary, severance or special remuneration to any officer, Employee or consultant (except as is already accrued or pursuant to existing arrangements heretofore disclosed in writing to Buyer) or enter into any new employment, severance or consulting agreement with any such person, or enter into any new agreement or plan of the type described in Section 4.13;

                           (vii) license any of its Intellectual Property,
except in the ordinary course of business, consistent with past practice or acquire any Intellectual Property (or any license thereto) from any third party;

                           (viii) terminate the employment of any Management
Employee;

                           (ix) commence a lawsuit other than (A) for the
routine collection of bills, or (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Buyer prior to the filing of such a suit; or

                           (x) agree to do any of the things described in the
preceding clauses 4.1(c)(i) through 4.1(c)(ix).

                  (c) Regulatory Approvals. Company and Shareholder will execute and file, or join in the execution and filing, of any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Buyer may reasonably request, in connection with the consummation of the transactions provided for in this Agreement and will use all reasonable efforts to obtain, or assist Buyer in obtaining, all such authorizations, approvals and consents.

         6.2 Necessary Consents. Prior to the Closing Date, Company will obtain such written consents and take such other actions as may be necessary or appropriate, in addition to those set forth in Section 6.1(c), to permit Company to assign and transfer all of the Assets (including but not limited to the Contracts) to Buyer, free and clear of Encumbrances, to facilitate and allow the consummation of the transactions provided for herein and to facilitate and allow Buyer and Buyer to carry on the Business after the Closing Date and to keep in effect and avoid the breach, violation of, termination of, or any adverse change to, any Contract.

         6.3 No Other Negotiations. From and after the date of this Agreement until the Closing Date or termination of this Agreement pursuant to Section 11, Company will not, and Company will not authorize, encourage or permit any officer, director, employee, shareholder, affiliate, attorney, financial advisor or other agent or representative of Company to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of, any offer or proposal from any party concerning any Alternative Transaction or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is not interested in any Alternative Transaction); (iii) furnish any information regarding Company to any person or entity in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company will not consider any Alternative Transaction); (iv) participate in any discussions or negotiations with any person or entity with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company will not consider any Alternative Transaction); (v) otherwise cooperate with, facilitate or encourage any effort or attempt by any person or entity (other than Buyer) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between Company and any third party that is related to, provides for or concerns any Alternative Transaction. Company will promptly (and in any event within 24 hours) notify Buyer orally and in writing of any inquiries or proposals received by Company or any officer, director, employee, shareholder, affiliate, attorney, financial advisor or other agent or representative of Company regarding any Alternative Transaction and will indicate in reasonable detail, to the extent Company is legally able to do so, the identity of the party making the proposal or inquiry and the terms and conditions of any proposal or inquiry. Company shall keep Buyer informed on an ongoing basis regarding the status of any such proposal or inquiry. Any violation of the restrictions set forth in this Section by any officer, director, employee, shareholder, affiliate, attorney, financial advisor or other agent or representative of Company shall be deemed to be a breach of this
Section 6.3 by Company. As used herein, the term "ALTERNATIVE TRANSACTION" means any commitment, agreement or transaction involving or providing for the acquisition of the Business, the merger or consolidation with or involving the Business, or the sale or acquisition of any material portion of

Company's business, assets or securities or the license by Company of any of its technology related to the Business other than in the ordinary course of business.

         6.4 Access to Information. Until the Closing Date, and subject to the terms and conditions hereof relating to the confidentiality and use of confidential and proprietary information, Company and Shareholder will provide Buyer and its agents with full access to the files, books, records and offices of Company, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, real, personal and intangible property, liabilities (contingent and non-contingent) and financial condition reasonably necessary for Buyer to complete its diligence review of the products and business. Company will cause their accountants to cooperate with Buyer and its agents in making available all financial information reasonably requested, including, without limitation, all working papers pertaining to all financial statements prepared or audited by such accountants.

         6.5 Further Assurances and Asset Transfers.

                  (a) From and after the Closing Date, Company shall promptly execute and deliver to Buyer any and all such further assignments, endorsements and other documents as Buyer may reasonably request for the purpose of effecting the transfer of Company's title to the Assets to Buyer and/or carrying out the provisions of this Agreement and the Company Ancillary Agreements.

                  (b) From and after the date of the Closing, Company agrees to convey, transfer, and assign to Buyer or its Affiliates, free and clear of all Encumbrances, any tangible or intangible rights, properties or assets then held by Company (i) that are among the Assets, including without limitation, the Contracts, (ii) the conveyance, transfer or assignment of which would have been necessary for representations and warranties of Company herein to be true and correct as of the date of the Closing, or (iii) the conveyance, transfer or assignment of which was or is required by the covenants Company contained in this Agreement. To the extent that any Contract was not assigned to Buyer or its Affiliates because of a limit on assignability of such Contract, Company shall take all actions necessary to pass through to Buyer or its Affiliates all benefits of such Contracts and Buyer or its Affiliates shall perform all obligations of Company thereunder and shall indemnify Company with respect to such obligations; provided that such indemnification shall be contingent on the passing of all benefits of such Contracts to Buyer or its Affiliates; provided, further, that compliance of Company with this sentence shall not excuse Company from any breach of the representations, warranties and covenants of Company, resulting from such non-assignment.

         6.6 Retention of Transferred Employees. Company will use all reasonable efforts to retain the Transferred Employees and to secure their continued employment after the Closing by Buyer, and Company will promptly notify Buyer if any of Company's officers becomes aware that any of the Transferred Employees intends to leave its employ.

         6.7 Shareholder Approval. Shareholder shall have approved and adopted and not rescinded such approval and adoption of, the Acquisition, this Agreement and the Company Ancillary Agreements, and the transactions contemplated hereby and thereby.

         6.8 Transaction Taxes. Company shall be responsible for, and shall pay all excise, value added, registration, stamp, property, documentary, transfer, sales, use and similar Taxes, levies, charges and fees incurred, or that may be payable to any taxing authority, in connection with the transactions (including without limitation the sale, transfer, and delivery of the Assets) contemplated by this Agreement (collectively, "TRANSACTION TAXES"). Buyer and Company agree to cooperate in minimizing the amount of any such Transaction Taxes and in the filing of all necessary documentation and all Tax returns, reports and forms with respect to all such Transaction Taxes, including any available pre-Closing filing procedures.

         6.9 Straddle Periods. All property taxes, personal property taxes and similar ad valorem obligations in respect of the Assets that relate to periods beginning prior to the Closing Date and ending after the Closing Date ("STRADDLE PERIODS") shall be prorated in accordance with the rules provided in Section 164(d) of the Internal Revenue Code. Buyer shall prepare and file, or shall cause to be prepared and filed, on a timely basis, all Straddle Period tax returns. Buyer shall provide each Straddle Period tax return to Company for review not less than ten (10) business days in advance of the due date thereof, and Company shall pay to Buyer its prorated portion of the tax shown to be due on each such return not less than five (5) business days before the due date of such payment.

         6.10 Other Taxes. Except as provided in Section 6.8 and Section 6.9 above, Company shall be responsible for and shall pay any and all Taxes with respect to the Assets and the Business relating to all periods (or portions thereof) ending on or prior to the Closing Date. Company shall defend, indemnify and hold Buyer harmless from and against any such Taxes or claims for payment thereof by any Tax Authority.

         6.11 Treatment of Indemnity Payments. All payments (a) made by Company pursuant to Section 6.10 above, or (b) made by Company or Buyer, as the case may be, to or for the benefit of the other party pursuant to any indemnification obligations under this Agreement, will be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

         6.12 Delivery of Closing Balance Sheet and Certificate. Company shall deliver to Buyer, dated as of the date that is two days prior to Closing (the "CLOSING BALANCE SHEET DATE"), the Closing Balance Sheet Date prepared in accordance with GAAP together with a certificate signed by the Chief Financial Officer of the Company (the "CLOSING BALANCE SHEET CERTIFICATE").

         6.13 Survival of Covenants. Each of the covenants set forth in this
Section 6 shall survive the Closing.



7. COVENANTS OF BUYER.

         During the period from the date of this Agreement until the Closing, Buyer covenants to and agrees with Company as follows:

         7.1 Regulatory Approvals. Buyer will execute and file, or join in the execution and filing, of any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Company may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Buyer will use all reasonable efforts to obtain all such authorizations, approvals and consents.

         7.2 Satisfaction of Conditions Precedent. Buyer will use best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and Buyer will use best efforts to cause the transactions provided for in this Agreement to be consummated and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

8. CONDITIONS TO OBLIGATIONS OF COMPANY AND SHAREHOLDER.

         The obligations of Company and Shareholder hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Company and Shareholder, but only in writing signed on behalf of both Company and Shareholder).

         8.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer and Buyer set forth in Section 5 (a) that are qualified by materiality shall be true and accurate and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made at the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warrants that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified by materiality shall be true and correct in all material respects, on and as of such specified date or dates), and Company shall have received a certificate dated the Closing Date to such effect executed on behalf of Buyer by a duly authorized officer.

         8.2 Covenants. Buyer shall have performed and complied in all material respects with all of its covenants contained in Section 7 on or before the Closing (to the extent that such covenants require performance by Buyer on or before the Closing), and Company shall have received a certificate dated the Closing Date to such effect executed on behalf of Buyer by a duly authorized officer.

         8.3 Compliance with Law. There shall not be issued or enacted or adopted, or threatened in writing by any governmental authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any governmental authority that prohibits or renders illegal or imposes limitations on the Acquisition or any other material transaction contemplated by this Agreement or any Buyer Ancillary Agreement or any Buyer Ancillary Agreement. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Acquisition or any of the other material transactions contemplated by this Agreement.

         8.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other actions, as may be required to consummate the Acquisition by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken.

9. CONDITIONS TO OBLIGATIONS OF BUYER.

         The obligations of Buyer hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Buyer):

         9.1 Accuracy of Representations and Warranties. The representations and warranties of Company and each Shareholder set forth in Section 4 (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made at the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing Buyer shall have received a certificate to such effect executed by Company and by Shareholder.

         9.2 Covenants. Company and Shareholder shall have performed and complied in all material respects with all of their covenants contained in
Section 6 (to the extent that such covenants require performance by Company or Shareholder on or before the Closing) on or before the Closing and Buyer shall have received a certificate to such effect signed on behalf of Company and Shareholder.

         9.3 Absence of Material Change. There shall not have been any Material Adverse Change in Company, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement, and Buyer shall have received a certificate to such effect signed on behalf of Company.

         9.4 Material Agreements. The consummation of the Acquisition shall not have any Material Adverse Effect on any Contracts.

         9.5 Compliance with Law; No Legal Restraints; No Litigation. There will not be any issued, enacted or adopted, or threatened in writing by any court, governmental or other authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding by any governmental authority that prohibits or renders illegal or imposes limitations on: (a) the Acquisition or any other material transaction contemplated by this Agreement or any Company Ancillary Agreement; or (b) Buyer's right (or the right of any subsidiary of Buyer) to own, retain, use or operate any of its products, properties or assets (including equity, properties or assets of Company) on or after consummation of the Acquisition or seeking a disposition or divestiture of any such properties or assets.

         9.6 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Acquisition by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken.

         9.7 Documents. Buyer shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all Material Agreements, and for Buyer to consummate the transactions contemplated hereby.

         9.8 No Litigation. No litigation or proceeding shall be threatened or pending which will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a Material Adverse Effect on Company or Buyer.

         9.9 Delivery of Assets. Company shall have delivered, and Buyer shall have received, the Assets.

         9.10 Shareholder Consent. This Agreement and the Acquisition will have been duly and validly approved and adopted, as required by applicable law and Company's Charter documents. Buyer shall have received a copy of the resolutions duly adopted by the Shareholder approving the execution of this Agreement and the Company Ancillary Agreements by Company and the consummation of the Acquisition certified by the Secretary of the Company.

         9.11 Employment and Noncompetition Agreements. Buyer shall have received executed Employment and Noncompetition Agreements from each Key Employee. The Employment and Noncompetition Agreements will include non-competition and non-solicitation covenants covering the longer of three years following the Closing or one year following such person's termination of employment with Buyer.

         9.12 Employment Acceptances. Buyer shall have received acceptance of its offer of employment or engagement from the Transferred Employees (as defined in Section 10.1).

         9.13 Assignment, Bill of Sale and Assumption Agreement. Company shall have executed and delivered the Assignment, Bill of Sale and Assumption Agreement to the effect and in the form of Schedule 9.13 hereto (the "ASSIGNMENT AND ASSUMPTION AGREEMENT") with respect to the Assets and the Assumed Liabilities.

         9.14 Closing Balance Sheet and Closing Certificate. Company and the Shareholders shall have delivered the Closing Balance Sheet and the Closing Balance Sheet Certificate pursuant to Section 6.12.

         9.15 Design Agreement. Shareholder and Buyer shall have entered into the Design Agreement.

10. COVENANTS AND AGREEMENTS RELATED TO EMPLOYEES.

         10.1 Offers of Employment.

                  (a) At Buyer's request, Company shall cooperate with Buyer in identifying those Employees that Buyer may wish to hire and in facilitating the employment or engagement by Buyer, conditioned upon the Closing, of the Employees which Buyer elects to employ or engage. Prior to the Closing, Buyer shall have the right to contact such Employees for the purpose of interviewing such Employees and making offers of employment or consultancy with Buyer (in each case contingent on consummation of the transactions contemplated by this Agreement). Schedule 10.1(a) hereto contains a list of Employees to whom Buyer has offered or intends to offer employment or a consulting relationship to be effective as of the Closing Date. The persons listed on such Schedule 10.1(a) are referred to herein as the "TRANSFERRED EMPLOYEES."

                  (b) Buyer shall have the right to employ or engage the Transferred Employees, and Company shall allow the Transferred Employees to terminate their employment or engagement with Company or its Affiliates with such termination of employment or engagement with Company or Affiliates and the commencement of employment or engagement with Buyer to be effective upon the Closing Date. Company agrees to use its best efforts to (i) retain Transferred Employees as employees (or consultants if they are currently consultants) of Company through the Closing Date, and (ii) assist Buyer in securing the employment or engagement on the Closing Date of the Transferred Employees.

                  (c) Each such Listed Employee who is employed or engaged by Company on the Closing Date and who actually transfers to and becomes an employee of Buyer (or any Affiliate designated by Buyer) on or after the Closing Date as a result of an offer of employment made by Buyer is hereafter referred to as a "TRANSFERRED EMPLOYEE." On or prior to the Closing, Buyer and each of the Transferred Employees shall execute and deliver an employment letter substantially in the form of Schedule 10.1(c) hereto. Company hereby consents to the hiring of such Transferred Employees by Buyer and waives, with respect to the employment or engagement by Buyer of such Transferred Employees, any claims or rights Company or its Affiliates may have against Buyer or any such Listed Employee under any non-competition, confidentiality or employment agreement to the extent such Transferred Employees are performing services for Buyer.

                  (d) Except as agreed to by the Company, Buyer will offer the Transferred Employees employee benefits (including participation in Buyer's equity incentive plan) and base compensation that are comparable to that provided by Company, subject to any union or other legal requirements. Any option grants will be made in accordance with Buyer's general policies and the terms of Buyer's parent company's equity incentive plan, including that the exercise price of the options will be equal to the fair market value of Flextronics International Ltd. ordinary shares on the closing date of the transaction. The effective date for participation in the Buyer employee benefit plans shall be the Closing Date or the earliest practicable date. Buyer's sole responsibility with regard to the seniority of Transferred Employees will be to recognize such Transferred Employee's term of service with Company for the purpose of calculating the eligibility for number of hours of vacation, sick leave or other paid time off per year (collectively, "TIME-OFF ELIGIBILITY").

         10.2 Employment Taxes. Company shall be responsible for any withholding or employment taxes with respect to any of the Employees which accrue or become payable during the period of such Person's employment or service with Company or arise out of the termination of such person's employment or service with Company. Company shall be responsible for filing all federal, state and local employment tax returns with respect to such Employees attributable to periods of employment or service with Company.

         10.3 WARN Compliance. In the event that Company effects a reduction or cessation of the operations or workforce prior to or subsequent to the Closing, Company shall perform and undertake all acts as may be necessary to comply with the applicable provisions of WARN (as defined in Section 3.2 hereof) and laws or if such acts are not performed, pay and perform all liabilities and penalties under WARN.

         10.4 Compensation; Contractual Obligations. Company shall be liable for and obligated to pay and indemnify and hold Buyer and its Affiliates harmless from any and all expenses, contracts, agreements, commitments, obligations, claims, suits, and other liabilities of any nature whatsoever, whether known or unknown, accrued or not accrued, fixed or contingent or arising hereafter, directly or indirectly, with respect to (i) any of Company's obligations under this Section 10; (ii) the employment or termination of employment by the Company of any current or future employee or consultant of Company or any of its Affiliates, including without limitation Transferred Employees, whether in connection with the transactions contemplated hereby or otherwise; (iii) any claims of discrimination under state or federal law provided such claims arise from such Employee's employment or service with or termination by Company or any of its Affiliates; (iv) any other claims or obligations arising out of the terms and conditions of employment (including under any employment agreement with Company), of any person by Company or its Affiliates or associated with the Business, whether for salary, wages, bonuses, profit sharing, commissions, severance, vacation pay, sick pay or otherwise; (v) any duties or obligations of Company or administrators under any existing or future Employee Plans or any employment agreement of Company or other employee benefit plans of Company or any of its Affiliates; or (vi) any present or future obligations or liabilities of Company or any of its Affiliates to prior, existing or future employees of Company or any of its Affiliates, whether or not specifically described in this
Section 10.

         10.5 Benefits. Company shall pay to all terminated Employees, including Transferred Employees, any liability for accrued vacation, sick leave or similar benefits with respect to such Employees attributable to periods of employment or service with Company in accordance with the Company's policies or as otherwise required by law and shall make such payment within the statutory time period therefor but in no event later than five days after such Employee's employment with Company is terminated. Unless a Transferred Employee directs Company to retain such vested interest under Company's plan or directs Company to transfer such vested interest to an IRA, as soon as practicable after Closing, Company shall perform and undertake all acts as may be necessary to rollover or otherwise transfer the vested interests of the Transferred Employees in the qualified Section 401(k) plan of Company to the corresponding plans maintained by Buyer.

         10.6 Severance Payments. Company shall be responsible for and pay any liability for severance payments to any Employee or former Employee, including Transferred Employees, that accrues or becomes payable during the period of such Employee's employment or service with Company or arise out of the termination of such person's employment with Company.

         10.7 COBRA Payments. Company shall be responsible for any COBRA coverage continuation notices required to be provided with respect to any Employees and former Employees.

         10.8 Company Employee Plan Claims; Life Insurance and Disability Coverage. Company shall be responsible for any liability for claims filed with respect to any Employee or former Employee which are eligible for reimbursement under the terms of any Employee Plan maintained by Company, provided such liability accrued or became payable during the period of such person's employment or service with Company or arise out of the termination of such person's employment with Company.

         10.9 No Solicitation of Former Employees. For a period of two (2) years after the Closing Date, neither Company nor Shareholder, nor any of its or their Affiliates, shall hire or shall solicit, directly or indirectly, any Transferred Employee to terminate his or her employment with Buyer or to become an employee of or consultant to Company or Shareholder or its or their Affiliate, without the prior written consent of Buyer.

         10.10 No Rights Conferred Upon Employees. The parties hereby acknowledge that Buyer is under no obligation to employ any current or future employee of Company or its Affiliates. Further, nothing in this Agreement shall confer any rights or remedies on any of Company's employees or consultants (including without limitation any Employee or Transferred Employee) and no person (including without limitation any Employee or Transferred Employee) shall be a third party beneficiary with respect to any provision in this Agreement.

11. TERMINATION OF AGREEMENT

         11.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Buyer and Company.

         11.2 Unilateral Termination.

                  (a) Either Buyer or Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction, governmental or other authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition.

                  (b) Either Buyer or Company may terminate this Agreement at any time prior to the Closing if the other has committed a material breach of
(a) any of such party's representations and warranties contained in this Agreement so that the conditions set forth in Sections 8.1 and 9.1 would not be satisfied; or (b) any of such party's covenants contained in this Agreement so that the conditions set forth in Sections 8.1 and 9.1 would not be satisfied, and has not cured such material breach within ten days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this
Section 11.2(b)

                  (c) Termination of this Agreement by a party (the "TERMINATING PARTY") in accordance with the provisions of this Section 9 will not give rise to any obligation or liability on the part of the Terminating Party on account of such termination; provided, however, that nothing herein shall relieve a party from liability for a willful breach of this Agreement. The provisions of this Section 11 and Section 13 (Miscellaneous) shall survive any termination of this Agreement.

         11.3 Automatic Termination. Unless otherwise agreed to in writing by Buyer, Company and Shareholder, the Agreement shall terminate on January __, 2002, unless the Closing has occurred by that date.

12. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES

         12.1 Survival of Representations. All representations and warranties of Company and Shareholder contained in this Agreement will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of Buyer, until the first anniversary of the Closing; provided, however, that the representations and warranties of Company under Section 4.7 (Tax Matters), Section 4.13 (Employee), Section 4.16 (Product and Service Warranties) will remain operative and in full force and effect until the expiration of the applicable statute of limitations and the representations and warranties of and Section 4.15 (Environmental, Health, and Safety Matters) will remain operative for five years (the expiration of such applicable representation and warranty being referred to hereafter as the "RELEASE DATE"). Buyer acknowledges and agrees that, from and after the Closing, except for fraud and deliberate malfeasance, its sole remedy against Company and the Shareholders for any breach of any representation, warranty or covenant of Company and the Shareholders set forth in this Agreement is set forth in this Section 12. Buyer's representations and warranties set forth in this Agreement shall terminate as of the earlier of (a) the termination of this Agreement or (b) the Closing (without prejudice to any rights the Shareholders may have for any violations of applicable law). All covenants of the parties shall survive according to their respective terms.

         12.2 Agreement to Indemnify.

                  (a) Indemnification by the Company and the Shareholder.

                           (i) Subject to the limitations set forth in this
Section 12.2, Company and the Shareholder will jointly and severally indemnify and hold harmless Buyer and its respective officers, directors, agents and employees, and each person, if any, who controls or may control Buyer within the meaning of the Securities Act (hereinafter in this Section 12.2 referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, actions, causes of action, losses, reductions in value, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (collectively, "DAMAGES") directly or indirectly caused by or arising out of or with respect to:

                           (1) the failure of any of the representations and
warranties of Company and Shareholder made in this Agreement or the Disclosure Letter or in any certificate required to be delivered by or on behalf of the Company and /or Shareholder pursuant hereto to be true and correct as of the Closing;

                           (2) any breach of any covenant of Company made herein
(including in any schedule or exhibit hereto);

                           (3) any bonuses, commissions, severance pay, fees or
other expenses payable by Company as a result of this Agreement, the Company Ancillary Agreements, the Acquisition and the transactions contemplated hereby and thereby ("COMPANY TRANSACTION EXPENSES") that have not been deducted from the Purchase Price;

                           (4) the Excluded Liabilities;

                           (5) Taxes, assessments and other governmental charges
of any kind or nature whatsoever, including without limitation any withholding, social security or unemployment levies, arising out of, or payable with respect to, Company's business operations through the Closing Date;

                           (6) liability for noncompliance with any bulk sales,
bulk transfer or similar laws applicable to the transactions contemplated by this Agreement;

                           (7) any demand, claim, debt, suit, cause of action or
proceeding made or asserted by a member, creditor, receiver, or trustee in bankruptcy of Company, or of the property or assets of Company, asserting that the transfer of the Assets to Buyer hereunder constitutes a fraudulent conveyance, fraudulent transfer, or constitutes a preference under any applicable state or federal law, including but not limited to the United State Bankruptcy Code; and

                           (8) any demand, claim, debt, suit, cause of action or
proceeding made or asserted by any employee or independent contractor, or any former employee or independent contractor of Company, that relates in any manner to any termination by Company of the employment or the services of such employee or independent contractor or any other matter relating to Company's employment of such employee or independent contractor.

For the purpose of determining whether there has been any failure of any representation and warranty of Company and the Shareholders to be true and correct or any breach of any covenant of Company and the Shareholders hereunder, all references in Sections 4 and 6 to "material," "in all material respects", "Material Adverse Effect" and "Material Adverse Change" shall be disregarded.

                           (ii) Subject to Section 12.2(ii) below, in seeking
indemnification for Damages under this Section 12.2, the Indemnified Persons shall make no claim for Damages unless and until such Damages aggregate at least one-half of one percent (0.5%) of the Closing Acquisition Consideration, inclusive of legal fees (the "BASKET"), in which event such Indemnified Person may make claims for all Damages.

                           (iii) Notwithstanding anything herein to the
contrary, the limitations on the liability of the Shareholders set forth above shall not be applicable to any claim by any Indemnified Person for indemnification for Damages resulting directly or indirectly from fraud or deliberate malfeasance on the part of Company or any Shareholder.

                  (b) Survival of Claims. Notwithstanding anything to the contrary, if, prior to the applicable Release Date, an Indemnified Person makes a claim for indemnification under this Agreement with respect to a misrepresentation in, or breach of, any representation or warranty, then the Indemnified Person's rights to indemnification under this Section 12.2 for such claim shall survive any expiration of such representation or warranty.

                  (c) Indemnification Procedures. Shareholder shall act as representative (the "REPRESENTATIVE") of Shareholder and Company for purposes of the indemnification provisions of this Section 12.. Promptly after the receipt by an Indemnified Person of notice or discovery of any claim, damage or legal action or proceeding giving rise to indemnification rights under this Agreement, the Indemnified Person will give the Representative written notice of such claim, damage, legal action or proceeding (a "CLAIM") in accordance with Section 12.2(e). An Indemnified Person may assert a Claim at any time prior to the applicable Release Date. Within ten days of delivery of such written notice, the Representative may, at the expense of the Shareholders, elect to contest any Claim and, in the case of any Claim involving third parties, prosecute such Claim to conclusion or settlement satisfactory to the Representative using counsel reasonably acceptable to the Indemnified Person; provided, that the Representative may not elect to prosecute or settle any such Claim involving third parties if such Claim seeks injunctive relief against Buyer.

         If the Representative makes the foregoing election with respect to Claims of third parties, the Indemnified Person will have the right to participate at its own expense in all proceedings. If the Representative does not make such election with respect to Claims of third parties, the Indemnified Person shall be free to handle the prosecution or defense of any such Claim, will take all necessary steps to contest the Claim involving third parties or to prosecute such Claim to conclusion or settlement satisfactory to the Indemnified Person, and will notify the Representative of the progress of any such Claim, will permit the Representative at the sole cost of the Representative to participate in such prosecution or defense and will provide the Representative with reasonable access to all relevant information and documentation relating to the Claim and the Indemnified Person's prosecution or defense thereof. In any case, the party not in control of the Claim will cooperate with the other party in the conduct of the prosecution or defense of such Claim. Neither party will compromise or settle any such Claim without the written consent of either the Indemnified Person (if the Representative defends the Claim) or the Representative (if the Indemnified Person defends the Claim), which consent shall not be unreasonably withheld.

         In the event that any party to this Agreement elects to contest a Claim against any other party to this Agreement under this Section 12.2, such contest shall be conducted in accordance with Section 13.1.

                  (d) Subrogation. In the event that the Company or the Shareholder shall be obligated to indemnify any Indemnified Person pursuant to this Agreement, the Shareholder shall, upon payment of such indemnity in full, be subrogated to all rights of such Indemnified Person with respect to the claim to which such indemnification relates.

                  (e) Notice of Claim. Each notice of a Claim by an Indemnified Person pursuant to this Section 12.2 (the "NOTICE OF CLAIM") will be in writing and will contain the following information:

                           (i) The Indemnified Person's good faith estimate of
the reasonably foreseeable maximum amount of the alleged Damages (which amount may be the amount of damages claimed by a third party plaintiff in an action brought against the Indemnified Person based on alleged facts, which if true, would constitute a breach of Company's or Shareholder's representations and warranties); and

                           (ii) A brief description, in reasonable detail (to
the extent reasonably available to the Indemnified Person), of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnified Person's good faith belief thereof, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to the Indemnified Person) and copies of any formal demand or complaint.

         12.3 Set-Off of Holdback Amount.

                  (a) Any Damages for which an Indemnified Person shall be entitled to indemnification pursuant to Section 12.2 will be immediately payable by the reduction of the Holdback Amount by an amount equal to the amount of such Damages.

                  (b) An Indemnified Person may institute Claims against the Holdback Amount and may recover the Holdback Amount to the extent of such Claims, in accordance with the terms of this Agreement, without first making any other Claims directly against the Shareholders, without rescinding or attempting to rescind any transaction consummated by this Agreement and without first exhausting any other remedies that may be available to it with respect to the subject matter of any Claim, and such Indemnified Person will proceed directly in accordance with the provisions of this Agreement. The assertion of any single Claim for indemnification hereunder will not bar an Indemnified Person from asserting any other Claim or Claims hereunder.

13. MISCELLANEOUS

         13.1 Governing Law; Dispute Resolution. The internal laws of the State of Texas (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any dispute hereunder ("DISPUTE") shall be settled by arbitration in Dallas

County, Texas, and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the Subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.

                  (a) Compensation of Arbitrator. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

                  (b) Selection of Arbitrator. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Texas contract law; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. In the event that the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

                  (c) Payment of Costs. Buyer and the Shareholders will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, Subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined by the arbitrator, all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.

                  (d) Burden of Proof. For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

                  (e) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award. The arbitrator may not award punitive damages.

                  (f) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                  (g) Exclusive Remedy. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement.

         13.2 Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         13.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

         13.4 Counterparts. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

         13.5 Other Remedies. Except as otherwise provided herein, and Subject to Section 9.3 and Section 10.1, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

         13.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by writing signed by each party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

         13.7 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provision on any other occasion.

         13.8 Expenses. Each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby; provided that, if the Acquisition is consummated, Buyer will pay the reasonable fees and expenses of Company's advisors, accountants and attorneys incurred in connection with the Acquisition, with such fees not to exceed $15,000 in the aggregate without Buyer's prior written approval ("APPROVED EXPENSES").

Shareholder will pay any such fees in excess of the Approved Expenses. Buyer and Company will share equally any filing fees required by any governmental authority to effect the transaction (i.e., antitrust filing fees) that are not otherwise "Retained Liabilities".

         13.9 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by facsimile or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

                  (a)      If to Buyer:

                           Flextronics Design S.D., Inc.
                           4520 Executive Drive
                           San Diego, CA 92121-3018
                           Phone: (858) 550-1441
                           Fax: (858) 550-1442

                           with copies to:

                           Flextronics International USA Inc.
                           2090 Fortune Drive
                           San Jose, CA 95131
                           Attention: Robert R.B. Dykes
                                      President, Systems Group and Chief
                                      Financial Officer
                           Phone:  (408) 576-7000
                           Fax:  (408) 526-9215

                           and

                           Flextronics International Ltd.
                           2 Changi Road
                           Singapore 408723
                           Attn:  Chairman
                           Phone:  (65) 844-3366
                           Fax:  (65) 842-1103


                  (b)      If to Company:

                           DNA Enterprises, Inc.
                           1240 East Campbell Road
                           Richardson, Texas
                           Attention: Robert P. Capps
                                      Executive Vice President and Chief
                                      Financial Officer
                           Phone:  469-330-4951
                           Fax:  469-330-4972

                  (c)      If to Shareholder:

                           TeraForce Technology Corporation
                           1240 East Campbell Road
                           Richardson, TX 75081

                           Attention:  Robert P. Capps
                                       Executive Vice President and Chief
                                       Financial Officer
                           Phone:  469-330-4951
                           Fax:  469-330-4972


or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 13.9.

         13.10 Construction of Agreement. The language hereof will not be construed for or against either party. A reference to a section, schedule or exhibit will mean a section in, schedule to, or an exhibit to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.

         13.11 Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by another party to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

         13.12 Absence of Third-Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other person or entity, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

         13.13 Public Announcement. Upon the Closing, Buyer may issue a press release, previously reviewed by Company and with Company's consent, announcing the Acquisition, it being understood, however, that Company may make such private announcements to its employees and such customers as may be approved by Buyer concerning the Subject matter of this Agreement that it deems are reasonably necessary or advisable to carry into effect the transactions contemplated hereby. Thereafter, Buyer may issue such press releases, and make such other disclosures regarding the Acquisition, as it reasonably and in good faith determines are required under applicable securities laws or regulatory rules; provided, however, that Company and its counsel will have a reasonable opportunity to review any such disclosure prior to its issuance. In addition Shareholder may issue such press releases, and make such other disclosures regarding the Acquisition, as it reasonably and in good faith determines are required under applicable securities laws or regulatory rules; provided, however, that Buyer and its counsel will have a reasonable opportunity to review any such disclosure prior to its issuance.

         13.14 Entire Agreement. This Agreement, the Company Ancillary Agreements, the Shareholder Ancillary Agreements, the Buyer Ancillary Agreements, the Buyer Ancillary Agreements and the exhibits and schedules hereto and thereto constitute the entire understanding and agreement of the parties hereto with respect to the Subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the Subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

         13.15 Effect of Schedules. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one of such Schedules shall be deemed to be disclosed in any other Schedules to which such information is relevant, to the extent it is reasonably apparent from the information disclosed that it is relevant to such other Schedules.

         13.16 Mutual Drafting. This Agreement is the joint product of Buyer, Company and the Shareholders and each provision hereof has been Subject to the mutual consultation, negotiation and agreement of Buyer, Company and the Shareholders and shall not be construed for or against any party thereto.

         13.17 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section 13.17.

         13.18 Confidentiality Agreement. All parties to the Confidentiality Agreement dated May 2, 2001 acknowledge and reaffirm their obligations thereunder pending the Closing.

         13.19 Access to Records After the Closing. Buyer, Company and Shareholder recognize that subsequent to the Closing they may have information and documents which relate to the Business, its employees, the Assets, the Excluded Assets, the Assumed Liabilities, the Excluded Liabilities and Taxes and to which the other party may require access subsequent to the Closing. Each party shall provide the other parties access, during normal business hours and on reasonable advance notice, to all such information and documents which such other party may reasonably request, provided such information is not deemed confidential in nature by the disclosing party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


FLEXTRONICS DESIGN S.D., INC.:              DNA ENTERPRISES, INC.:


By:     /s/ Ronald R. Snyder                By:    /s/ Robert P. Capps
        ---------------------------                -----------------------------
Name:   Ronald R. Snyder                    Name:  Robert P. Capps
Title:  Executive Vice President            Title: Executive Vice President



                                            TERAFORCE TECHNOLOGY CORPORATION


                                            By:    /s/ Robert P. Capps
                                                   -----------------------------
                                            Name:  Robert P. Capps
                                            Title:  Executive Vice President







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